As filed with the Securities and Exchange Commission on October 23, 2025

Registration No. 333-277320

Registration No. 333-249977

Registration No. 333-244356

Registration No. 333-232060

Registration No. 333-225619

Registration No. 333-212908

Registration No. 333-191917

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-277320

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-249977

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-244356

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-232060

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-225619

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-212908

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-191917

UNDER

THE SECURITIES ACT OF 1933

POTBELLY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	36-4466837
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 W Madison St. Suite 1000 Chicago, Illinois	60661
(Address of Principal Executive Offices)	(Zip Code)

Restricted Stock Unit Inducement Award Agreement between Potbelly Corporation and Robert D. Wright

Restricted Stock Unit Inducement Award Agreement between Potbelly Corporation and Adam Noyes

Potbelly Corporation 2019 Long-Term Incentive Plan (as amended and restated)

Amended and Restated Potbelly Corporation 2013 Long-Term Incentive Plan

Potbelly Corporation 2004 Equity Incentive Plan

Potbelly Corporation 2001 Equity Incentive Plan

(Full title of the plans)

Adam Noyes

President

Potbelly Corporation

500 W Madison St. Suite 1000

Chicago, IL 60661

(312) 951-0600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

W. Benjamin Barkley

David M. Eaton

Kilpatrick Townsend & Stockton LLP

1100 Peachtree St. NE, 2800

Atlanta, GA 30309

Telephone: (404) 815-6500

Approximate date of commencement of proposed sale to the public: Not applicable

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act ☐

DEREGISTRATION OF UNSOLD SECURITIES

Potbelly Corporation, a Delaware corporation (the “Registrant”), is filing with the Securities and Exchange Commission (the “SEC”) these post-effective amendments (these “Post-Effective Amendments”) to deregister any and all securities previously registered under the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) that remain unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•

Registration Statement on Form S-8 (File No. 333-277320), filed with the SEC on February  23, 2024, registering 1,100,000 shares of common stock, par value $0.01 per share (“Common Stock”), issuable pursuant to the Potbelly Corporation 2019 Long-Term Incentive Plan (the “2019 Plan”) (as amended and restated on June 24, 2020 and further amended on May 18, 2023);

•

Registration Statement on Form S-8 (File No. 333-249977), filed with the SEC on November  9, 2020, registering (i) 300,000 shares of Common Stock issuable pursuant to a Restricted Stock Unit Inducement Award Agreement between the Registrant and Robert D. Wright and (ii) 79,075 shares of Common Stock issuable pursuant to a Restricted Stock Unit Inducement Award Agreement between the Registrant and Adam Noyes;

•	Registration Statement on Form S-8 (File No. 333-244356), filed with the SEC on August 11, 2020, registering 900,000 shares of Common Stock issuable pursuant to the 2019 Plan;

•	Registration Statement on Form S-8 (File No. 333-232060), filed with the SEC on June 11, 2019, registering 1,200,000 shares of Common Stock issuable pursuant to the 2019 Plan;

•

Registration Statement on Form S-8 (File No. 333-225619), filed with the SEC on June 14, 2018, as amended by Post-Effective Amendment No. 1 to Form S-8, filed with the SEC on June 11, 2019, registering 1,000,000 shares of Common Stock issuable pursuant to the Amended and Restated Potbelly Corporation 2013 Long-Term Incentive Plan (the “2013 Plan”);

•	Registration Statement on Form S-8 (File No. 333-212908), filed with the SEC on August 4, 2016, registering 1,000,000 shares of Common Stock issuable pursuant to the 2013 Plan; and

•

Registration Statement on Form S-8 (File No. 333-191917), filed with the SEC on October  25, 2013, registering (i) 1,500,000 shares of Common Stock issuable pursuant to the 2013 Plan, (ii) 4,142,249 shares of Common Stock issuable pursuant to the Potbelly Corporation 2004 Equity Incentive Plan and (iii) 20,415 shares of Common Stock issuable pursuant to the Potbelly Corporation 2001 Equity Incentive Plan.

On October 23, 2025, pursuant to the terms of the Agreement and Plan of Merger, dated as of September 9, 2025, by and among the Registrant, RaceTrac, Inc., a Georgia corporation (“Parent”) and Hero Sub Inc., a Delaware corporation and a wholly owned subsidiary of RaceTrac (“Purchaser”), Purchaser was merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated any and all offerings and sales of the Registrant’s securities pursuant to existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but not sold or otherwise issued under the Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on October 23, 2025.

POTBELLY CORPORATION

By:	/s/ Robert D. Wright
Name:	Robert D. Wright
Title:	Chief Executive Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.